Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), made and entered into this February 1, 2022, and effective as of March 1, 2022 (the “Effective Date”), by and between Checkmate Pharmaceuticals, Inc., a Delaware corporation (“Company”), and Alan Bash (“Executive”).

WHEREAS, Company wishes to employ Executive as its President and Chief Executive Officer;

WHEREAS, Executive represents that Executive possesses the necessary skills to perform the duties of this position and that Executive has no obligation to any other person or entity which would prevent, limit or interfere with Executive’s ability to do so; and

WHEREAS, Executive and Company desire to enter into a formal Employment Agreement to assure the harmonious performance of the affairs of Company.

NOW, THEREFORE, in consideration of the mutual promises, terms, provisions, and conditions contained herein, the parties agree as follows:

1. Roles and Duties. Subject to the terms and conditions of this Agreement, Company shall employ Executive as its President and Chief Executive Officer reporting directly to Company’s Board of Directors (the “Board”). Executive accepts such employment upon the terms and conditions set forth herein, and agrees to perform to the best of Executive’s ability the duties normally associated with such position and as determined by the Board in its reasonable discretion. During Executive’s employment, Executive shall devote all of Executive’s business time and energies to the business and affairs of Company, provided that nothing contained in this Section 1 shall prevent or limit Executive’s right to manage Executive’s personal investments on Executive’s own personal time, including the right to make passive investments in the securities of: (a) any entity which Executive does not control, directly or indirectly, and which does not compete with Company, or (b) any publicly held entity so long as Executive’s aggregate direct and indirect interest does not exceed two percent (2%) of the issued and outstanding securities of any class of securities of such publicly held entity. Executive shall not engage in other non-Company related business activities (including board memberships) without Board’s prior written consent, except that Executive may be involved in civic and charitable activities, so long as such activities do not interfere with Executive’s duties for Company. Executive shall serve as a member of the Board during Executive’s employment hereunder, subject to any required approval. Executive’s service as a Board member shall be without further compensation.

2.	Term of Employment.

(a) Term. Subject to the terms hereof, Executive’s employment hereunder shall commence on March 1, 2022 (the “Commencement Date”) and shall continue until terminated hereunder by either party (such term of employment referred to herein as the “Term”).

(b) Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder shall terminate upon the earliest to occur of the following:

(i) Death. Immediately upon Executive’s death;

(ii) Termination by Company (as determined by the Board).

(A) If because of Executive’s Disability (as defined in Section 2(c)), upon written notice by the Board to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by the Board;

(B) If for Cause (as defined in Section 2(d)), upon written notice by the Board to Executive that Executive’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the Board, provided that the cure provision of Section 2(d) is honored if required prior to termination; or

(C) If by the Company for reasons other than Disability or Cause, upon written notice by the Board to Executive that Executive’s employment is being terminated, which termination shall be effective on the date of such notice or such later date as specified in writing by the Board.

(iii) Termination by Executive.

(A) If for Good Reason (as defined in Section 2(e)), following written notice by Executive to the Board that Executive is terminating Executive’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if Company has cured the circumstances giving rise to the Good Reason, then such termination shall not be effective; or

(B) If without Good Reason, written notice by Executive to the Board that Executive is terminating Executive’s employment, which termination shall be effective at least thirty (30) days after the date of such notice, unless such notice is waived by the Board.

Notwithstanding anything in this Section 2(b), Company may at any point terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder.

(c) Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Executive’s incapacity or inability to perform Executive’s duties and responsibilities with or without reasonable accommodation as contemplated herein for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), because Executive’s physical or mental health has become so impaired as to make it impossible or impractical for Executive to perform the duties and responsibilities contemplated hereunder. Determination of Executive’s physical or mental health shall be determined by the Board after consultation with a medical expert appointed by mutual agreement between the Board and Executive who has examined Executive. Executive hereby consents to such examination and consultation regarding Executive’s health and ability to perform as aforesaid.

(d) Definition of “Cause”. As used herein, “Cause” shall include: (i) Executive’s willful engagement in illegal conduct or gross misconduct, which, in each case, is materially injurious to Company; (ii) Executive’s insubordination or substantial malfeasance or nonfeasance of duty, which, in each case, is materially injurious to Company; (iii) Executive’s embezzlement, misappropriation or fraud; (iv) Executive’s unauthorized disclosure of confidential information; or (v) Executive’s breach of a material provision of any employment, non-disclosure, invention assignment, non-competition, or similar agreement between Executive and Company, including this Agreement or the Confidentiality, Assignment and Non-Competition Agreement; provided that (A) Company provides Executive with written notice that Company intends to terminate Executive’s employment hereunder for one of the circumstances set forth in this Section 2(d) within thirty (30) days of its discovery of such circumstance occurring, (B) if such circumstance is capable of being cured, Executive has failed to cure such circumstance within a period of thirty (30) days from the date of such written notice, and (C) Company terminates Executive’s employment within sixty five (65) days from the date that Cause first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Cause, and failure to adhere to such conditions in the event of Cause shall not disqualify Company from asserting Cause for any subsequent occurrence of Cause.

The Parties are aware that the definition of Cause contained in the Confidentiality, Assignment and Non-Competition Agreement varies from the definition above consistent with the Massachusetts Non-Competition Agreement Act, MGL c.149, §24L. For the abundance of caution and avoidance of doubt, the Board shall not have Cause to terminate Executive’s employment for purposes of this Agreement unless the circumstances meet the definition of Cause set forth above.

(e) Definition of “Good Reason”. As used herein, “Good Reason” shall mean the following actions by Company, in each case without Executive’s written consent: (i) a material diminution in Executive’s duties, authority or responsibilities; (ii) change in reporting line to anyone other than the Board; (iii) a material reduction in Executive’s Base Salary unrelated to a Company-wide reduction in officer compensation or a reduction in the Target Bonus Amount defined below as pertaining to Executive’s Annual Performance Bonus; and (iv) material breach of this Agreement; (v) any requirement that Executive relocate from the State of New Jersey to meet or satisfy his employment obligations to the Company; provided that (A) Executive provides the Board with written notice that Executive intends to terminate Executive’s employment hereunder for one of the circumstances set forth in this Section 2(e) within thirty (30) days of such circumstance occurring, (B) if such circumstance is capable of being cured, Company has failed to cure such circumstance within a period of thirty (30) days from the date of such written notice, and (C) Executive terminates Executive’s employment within sixty five (65) days from the date that Good Reason first occurs. For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason and failure to adhere to such conditions in the event of Good Reason shall not disqualify Executive from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), and any successor statute, regulation and guidance thereto. Notwithstanding the foregoing, any of the actions described in subclause (ii) herein that are taken in connection with a transaction in which the owners of Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from Company shall not be deemed to constitute an occurrence of Good Reason.

3. Compensation.

(a) Base Salary. Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of five hundred and fifty thousand dollars ($550,000.00). The Base Salary shall be payable in substantially equal periodic installments in accordance with Company’s payroll practices as in effect from time to time. Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. The Board or the Compensation Committee of the Board (the “Compensation Committee”) shall review the Base Salary on an annual basis and may increase, but not decrease, the Base Salary.

(b) Annual Performance Bonus. Executive shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”), with the target amount of such Annual Performance Bonus equal to fifty percent (50%) of Executive’s Base Salary in the year to which the Annual Performance Bonus relates (the “Target Bonus Amount”), provided that the actual amount of the Annual Performance Bonus may be greater or less than such target amount, depending on the metrics established by the Board or the Compensation Committee. The amount of the Annual Performance Bonus shall be determined by the Board or the Compensation Committee in its sole discretion and shall be paid to Executive no later than March 15th of the calendar year immediately following the calendar year in which it was earned. Executive must be employed by Company on the last day of the fiscal year on which the Annual Performance Bonus is based in order to be eligible for such Annual Performance Bonus. Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates. For the current calendar year (2022), Executive shall be eligible for a prorated Annual Performance Bonus subject to the terms and conditions described above.

(c) Sign-On Bonus. Company shall pay Executive a sign-on bonus of one hundred thousand dollars ($100,000) subject to the terms and conditions of this Section 3(c) (the “Sign-On Bonus”). Company shall pay Executive fifty percent (50%) of the Sign-On Bonus by no later than one (1) month after the Commencement Date, provided that Executive is employed by the Company on such date. Company shall pay Executive the remaining fifty percent (50%) of the Sign-On Bonus within one (1) month after the earlier of (i) the twelve (12) month anniversary of the Commencement Date, provided that Executive is employed by Company on the twelve (12) month anniversary of the Commencement Date or (ii) a Change in Control of Company. If Executive is terminated for Cause or resigns without Good Reason within twelve (12) months after the Commencement Date, Executive shall repay any Sign-On Bonus amounts paid by the Company within 30 days after such date.

(d) Paid Time Off. Executive may take up to twenty (20) days of paid time off (“PTO”) per year, to be scheduled to minimize disruption to Company’s operations, pursuant to the terms and conditions of Company policy and practices as applied to Company senior executives.

(e) Fringe Benefits. Executive shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to Company senior executives. Executive understands that, except when prohibited by applicable law, Company’s benefit plans and fringe benefits may be amended by Company from time to time in its sole discretion.

(f) Equity Incentive Awards. Executive will be eligible to participate in Company’s equity incentive program and, subject to approval by Company’s Board and/or the Compensation Committee thereof, to be obtained no later than thirty (30) days after the Commencement Date, receive an initial stock option grant of five hundred and seventy-five thousand (575,000) shares of Company’s common stock (the “Initial Option”) as a Time-Based Equity Award (defined below), with the first twenty-five percent (25%) vesting on the twelve (12) month anniversary of Executive’s Commencement Date, and the remaining vesting in equal monthly installments over the following thirty-six (36) months, subject to Executive’s continuous service to the Company. In the case of a Sale Event, as defined in Company’s 2020 Stock Option and Grant Plan (the “Plan”), the Initial Option shall be treated as provided in Section 3(d) of the Plan and all of the shares shall vest upon the Completion of a Sale Event subject to the conditions set forth in Section 4(d). The Initial Option shall be subject to the terms of the Plan and the applicable stock option agreement. Executive shall also be eligible to receive additional equity from the Company during his employment beyond the Initial Option in the sole discretion of the Board.

(g) Reimbursement of Expenses. Company shall reimburse Executive for all ordinary and reasonable documented out-of-pocket business expenses incurred by Executive in furtherance of Company’s business in accordance with Company’s policies with respect thereto as in effect from time to time, including reasonable documented out-of-pocket expenses to travel to the Company’s principal business location from Executive’s current residence in New Jersey and temporary living accommodations near the Company’s principal business location, provided that eligibility for such reimbursement will end in the event that Executive relocates to within the vicinity of Company’s principal business location. Executive must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit. Executive and Company. In the event that Executive and the Board agree that Executive will relocate his principal residence from New Jersey to the vicinity of the Company’s principal business location, the parties will negotiate in good faith reimbursement of Executive’s reasonable moving expenses.

(h) Indemnification. Executive shall be entitled to indemnification with respect to Executive’s services provided hereunder pursuant to Delaware law, the terms and conditions of Company’s certificate of incorporation and/or by-laws, Company’s directors and officers (“D&O”) liability insurance policy, and Company’s standard indemnification agreement for directors and officers as executed by Company and Executive.

4. Payments Upon Termination.

(a) Definition of Accrued Obligations; Resignations. For purposes of this Agreement, “Accrued Obligations” means the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with Company and has not yet been paid, any Annual Performance Bonus that has been earned by Executive as of the date of termination of Executive’s employment but has not yet been paid to Executive (subject to the terms and conditions of Section 3(b) of this Agreement), and the amount of any expenses properly incurred by Executive on behalf of Company prior to any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any plan of Company shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement. Executive shall be deemed to have resigned from all officer and board member positions that the Executive holds with the Company or any of its respective subsidiaries and affiliates upon the termination of the Executive’s employment for any reason. Executive shall execute any documents in reasonable form as may be requested to confirm or effectuate such resignations.

(b) Termination by Company for Cause, by Executive Without Good Reason, or as a Result of Executive’s Disability or Death. If Executive’s employment hereunder is terminated by Company for Cause, by Executive without Good Reason, or as a result of Executive’s Disability or death, then Company shall pay the Accrued Obligations to Executive promptly following the effective date of such termination and Executive will not be entitled to any other compensation.

(c) Severance Pay and Benefits Upon Termination by Company without Cause or by the Executive for Good Reason Outside the Change in Control Period. If the Executive’s employment is terminated by Company without Cause or the Executive terminates employment for Good Reason, each outside of the Change in Control Period, then, in addition to the Accrued Obligations, and subject to (i) the Executive signing a separation agreement and release in a form and manner reasonably satisfactory to Company, which shall include, without limitation, a general release of claims against Company and all related persons and entities, a reaffirmation of all of the Executive’s obligations under Company’s Confidentiality, Assignment and Non-Competition Agreement, and any other provisions of this Agreement intended to survive its termination, including but not limited to the obligations in Section 8 (“Continuing Obligations”), and shall provide that if the Executive breaches any of the Continuing Obligations, all payments or provisions of the Severance Pay and Benefits shall immediately cease (and may be subject to recoupment) without affecting the other provisions thereof (the “Separation Agreement and Release”), and (ii) the Separation Agreement and Release becoming effective and irrevocable, all within 60 days after the date of termination (or such shorter period as set forth in the Separation Agreement and Release), Company will pay or provide (as applicable) the following (collectively, the “Severance Pay and Benefits”): (i) an amount equal to twelve (12) months of the Executive’s Base Salary (the “Severance Amount”); provided that in the event Executive is entitled to any payments pursuant to the Confidentiality, Assignment and Non-Competition Agreement, the Severance Amount received in any calendar year will be reduced by the amount Executive is paid in the same such calendar year pursuant to the Confidentiality, Assignment and Non-Competition Agreement (the “Garden Leave Pay Setoff”) and (ii) if the Executive was participating in Company’s group health, dental and/or vision plans immediately prior to the date of termination and properly elects to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), then, Company shall continue to provide

Executive medical insurance coverage at no cost to Executive to the same extent that such insurance continues to be provided to similarly situated executives at the time of Executive’s termination until the earliest of the following: (i) the last day of the twelve-month period following the date of termination; (ii) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan or otherwise through other employment; or (iii) the cessation of the Executive’s continuation coverage rights under COBRA. Notwithstanding the foregoing, if Company determines at any time that its payments pursuant to this paragraph may be taxable income to the Executive or that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then Company may convert such payments to payroll payments directly to the Executive for the time period specified above; and such payments shall be subject to tax-related deductions and withholdings and shall be paid on Company’s regular payroll dates. Any other premiums or costs of COBRA continuation coverage not provided above (including, without limitation, for any COBRA coverage after the time period set forth above) shall be at the sole expense of the Executive.

The amounts payable under this Section 4(c), to the extent taxable, shall be paid out in substantially equal installments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the date of termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the Severance Amount, to the extent it qualifies as “non-qualified deferred compensation” within the meaning of Section 409A of the Code, shall begin to be paid in the second calendar year by the last day of such 60-day period; provided, further, that the initial payment shall include a catch-up payment to cover amounts retroactive to the day immediately following the date of termination. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

(d) Severance Pay and Benefits Upon Termination by Company without Cause or by the Executive for Good Reason within the Change in Control Period. For purposes of this Agreement, “Change in Control” shall mean “Sale Event” as such term is defined in the Checkmate Pharmaceuticals, Inc. 2020 Stock Option and Incentive Plan, as the same may be amended from time to time. For purposes of this Agreement, “Change in Control Period” means the period from three (3) months prior to (or such longer period if a definitive agreement that would, if consummated, constitute a Sales Event has been executed and is pending on the date of termination) and ending eighteen (18) months following the date the Change in Control occurs. The provisions of this Section 4(d) shall apply in lieu of, and expressly supersede, the provisions of Section 4(c) if the date of termination occurs during the Change in Control Period; provided, for the sake of clarity the enhanced benefits of these provisions shall only apply if a Sale Event actually occurs. These provisions shall terminate and be of no further force or effect after a Change in Control Period or if Executive’s continued employment is required during the Change in Control Period as a condition of the Sale Event. If the Executive’s employment is terminated by Company without Cause or the Executive terminates employment for Good Reason and, in each case, the date of termination occurs during the Change in Control Period, then, in addition to the Accrued Obligations, and subject to (i) the Executive signing a Separation Agreement and Release meeting all of the requirements specified in Section 4(e) of this Agreement, including a reaffirmation that if the Executive breaches any of the Continuing Obligations, all payments or provisions of the Change in Control Pay and Benefits shall immediately cease and may be subject to recoupment, and (ii) the Separation Agreement and Release becoming effective irrevocable, all within 60 days after the date of termination (or such shorter period as set forth in the Separation Agreement and Release), Company will pay or provide (as applicable) the following (collectively, the “Change in Control Pay and Benefits”):

(i) Company shall pay the Executive a lump sum in cash in an amount equal to (A) eighteen (18) months of Executive’s then current Base Salary, plus (B) the Target Bonus Amount; provided that such amount shall be reduced by the amount of the Garden Leave Pay Setoff, if applicable;

(ii) notwithstanding anything to the contrary in any applicable option agreement or other stock-based award agreement, all time-based stock options and other stock-based awards subject to time-based vesting held by the Executive (the “Time-Based Equity Awards”) shall immediately accelerate and become fully exercisable or nonforfeitable as of the later of (A) the date of termination or (B) the effective date of the Separation Agreement and Release (the “Accelerated Vesting Date”); provided that any termination or forfeiture of the unvested portion of such Time-Based Equity Awards that would otherwise occur on the date of termination in the absence of this Agreement will be delayed until the effective date of the Separation Agreement and Release and will only occur if the vesting pursuant to this subsection does not occur due to the absence of the Separation Agreement and Release becoming fully effective within the time period set forth therein. Notwithstanding the foregoing, no additional vesting of the Time-Based Equity Awards shall occur during the period between the Executive’s date of termination and the Accelerated Vesting Date; and

(iii) if the Executive was participating in Company’s group health, dental and/or vision plans immediately prior to the date of termination and properly elects to continue health coverage under COBRA, then, subject to the Executive’s copayment of the premium amounts at the applicable active employees’ rate, Company shall pay to the group health plan provider, the COBRA provider or the Executive a monthly payment equal to the monthly employer contribution that Company would have made to provide health insurance to the Executive if the Executive had remained employed by Company until the earliest of the following: (i) the first anniversary of the date of termination; (ii) the Executive’s eligibility for group medical plan benefits under any other employer’s group medical plan or otherwise through other employment; or (iii) the cessation of the Executive’s continuation coverage rights under COBRA. Notwithstanding the foregoing, if Company determines at any time that its payments pursuant to this paragraph may be taxable income to the Executive or that it cannot pay such amounts to the group health plan provider or the COBRA provider (if applicable) without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then Company may convert such payments to payroll payments directly to the Executive for the time period specified above; and such payments shall be subject to tax-related deductions and withholdings and shall be paid on Company’s regular payroll dates. Any other premiums or costs of COBRA continuation coverage not provided above (including, without limitation, for any COBRA coverage after the time period set forth above) shall be at the sole expense of the Executive.

The amounts payable under this Section 4(d), to the extent taxable, shall be paid or commence to be paid within 60 days after the date of termination.

(f) COBRA. If the payment of any COBRA or health insurance premiums by Company on behalf of Executive as described herein would otherwise violate any applicable nondiscrimination rules or cause the reimbursement of claims to be taxable under the Patient Protection and Affordable Care Act of 2010, together with the Health Care and Education Reconciliation Act of 2010 (collectively, the “Act”) or Section 105(h) of the Code, the COBRA premiums paid by Company shall be treated as taxable payments (subject to customary and required taxes and employment-related deductions) and be subject to imputed income tax treatment to the extent necessary to eliminate any discriminatory treatment or taxation under the Act or Section 105(h) of the Code. If Company determines in its sole discretion that it cannot provide the COBRA benefits described herein under Company’s health insurance plan without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Company shall in lieu thereof provide to Executive a taxable lump-sum payment in an amount equal to the sum of the monthly (or then remaining) COBRA premiums that Executive would be required to pay to maintain Executive’s group health insurance coverage in effect on the separation date for the remaining portion of the period for which Executive shall receive the payments described in Sections 4(c) or 4(d) above.

5. Prohibited Competition And Solicitation. In light of the competitive and proprietary aspects of the business of Company, and as a condition of employment hereunder, Executive agrees to execute and abide by Company’s Confidentiality, Assignment and Non-Competition Agreement. Executive acknowledges and agrees that Executive received the Confidentiality, Assignment and Non-Competition Agreement with this Agreement at least ten (10) business days before the commencement of Executive’s employment.

6. Property and Records. Upon the termination of Executive’s employment hereunder, or if Company otherwise requests, Executive shall: (a) return to Company all tangible business information and copies thereof (regardless how such information or copies are maintained), and (b) deliver to Company any property of Company which may be in Executive’s possession, including, but not limited to, cell phones, smart phones, laptops, products, materials, memoranda, notes, records, reports or other documents or photocopies of the same.

7. Code Sections 409A and 280G.

(a) In the event that the payments or benefits set forth in Section 4 of this Agreement or the Confidentiality, Assignment and Non-Competition Agreement constitute “non-qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i) Any termination of Executive’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to Company at the time Executive’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 7(a) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii) Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” of Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.

(b) It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Executive acknowledges and agrees that Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d) If any payment or benefit Executive would receive under this Agreement or any other arrangement, individually or when combined with any other payment or benefit Executive receives pursuant to a Change in Control (for purposes of this section, a “Payment”) would: (i) constitute a “parachute payment” within the meaning of Section 280G the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either: (A) the full amount of such Payment; or (B) such lesser amount as would result in no portion of the Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employments taxes, income taxes and the Excise Tax, results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. With respect to subsection (B), the payments shall be reduced in a manner that maximizes the Executive’s economic position. In applying this principle, the reduction shall be made in a manner consistent with the requirements of Section 409A of the Code, and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero. At Executive’s reasonable request, the Company shall pay for a valuation of Executive’s obligations under the Confidentiality, Assignment and Non-Competition Agreement and any other non-competition agreements executed by Executive in favor of the Company to be used, if necessary, to minimize or eliminate the need to reduce any Payments. Such valuation shall be performed by a regionally recognized independent valuation firm selected by the Company in its sole discretion.

8. General.

(a) Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; or (iii) by certified or registered mail, return receipt requested, upon verification of receipt.

•	Notices to Executive shall be sent to:

The last known address in Company’s records or such other address as Executive may specify in writing.

•	Notices to Company shall be sent to:

Checkmate Pharmaceuticals, Inc.

245 Main Street, 2nd Floor

Cambridge, MA 02142

Attn: General Counsel

(b) Modifications; Amendments; Waivers; Consents. The terms of this Agreement may be modified or amended only by written agreement executed by the parties hereto. The terms of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

(c) Assignment. Company may assign its rights and obligations hereunder (including the Confidentiality, Assignment and Non-Competition Agreement) to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of Company’s business or assets or that aspect of Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement.

(d) Protected Disclosures and Other Protected Action. Nothing in this Agreement shall be interpreted or applied to prohibit the Executive from making any good faith report to any governmental agency or other governmental entity (a “Government Agency”) concerning any act or omission that the Executive reasonably believes constitutes a possible violation of federal or state law or making other disclosures that are protected under the anti-retaliation or whistleblower provisions of applicable federal or state law or regulation. In addition, nothing contained in this Agreement limits the Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including the Executive’s ability to provide documents or other information, without notice to the Company. In addition, for the avoidance of doubt, pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law or under this Agreement or the Confidentiality, Assignment and Non-Competition Agreement for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(e) Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision or rule. Any legal action permitted by this Agreement to enforce an award or for a claimed breach shall be governed by the laws of the Commonwealth of Massachusetts and shall be commenced and maintained solely in any state or federal court located in the Commonwealth of Massachusetts, and both parties hereby submit to the jurisdiction and venue of any such court. The prevailing party in any litigation shall be entitled to the recovery of fees and costs from the other party, including reasonable attorney’s fees.

(f) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g) Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, including but not limited to the Confidentiality, Assignment and Non-Competition Agreement, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

ALAN BASH	CHECKMATE PHARMACEUTICALS, INC.

/s/ Alan Bash	By:	/s/ Alan Fuhrman
Signature		Name: Alan Fuhrman
Address:		Title: Interim President and CEO